Contact Information: Winfield Major 401-757-2241	Exhibit 99.3

Old Stone Announces Partial Redemption of Preferred Stock

Redemption Represents Distribution of Award from Claims Court Litigation

Company will pay $54.35 for a Fractional Portion of

Each Preferred Share Outstanding

PROVIDENCE, RI, June 29 – Old Stone Corporation today announced the partial redemption of its Cumulative Voting Convertible Preferred Stock, Series B, on a pro rata basis among all holders of that class of stock (the “Series B Preferred Stock”).

The redemption date will be August 15, 2007. Old Stone will close its stock transfer books for the Series B Preferred Stock on July 31, 2007, in order to determine those shareholders who will be entitled to payment of the redemption amount. For every share of Series B Preferred Stock outstanding, Old Stone will redeem 0.9384 of a share for a payment of $54.35, and the remaining 0.0616 share will be unredeemed and remain outstanding.

In effecting this redemption, Old Stone will make total payments of $56.9 million to the holders of its Series B Preferred Stock, on a pro rata basis. These funds represent the final award (less payment of expenses and provision for future expenses) received as damages from the company’s lawsuit against the federal government for breach of certain contracts Old Stone had entered into with federal banking regulators in the 1980’s. The amount of the award, after expenses, will not be enough to redeem the Series B Preferred Stock in full. No amounts will be distributed to the company’s common shareholders.

“The litigation against the federal government has been going on since 1992. We were disappointed that the U.S. Supreme Court declined to hear our appeal, but we are pleased that the matter has finally been brought to a conclusion,” said Bernard V. Buonnano, Jr., Chairman of Old Stone. “We are redeeming our preferred stock on this basis, leaving a fraction of each share outstanding, in order to treat all preferred shareholders equally, which we felt was the fairest manner. We want to take the opportunity again to thank our shareholders, creditors and friends for remaining loyal to us through so many years.”

Holders of the Series B Preferred Stock will receive official notice of the redemption by mail. The paying agent for the redemption is Wells Fargo Bank, N.A. Following the closing of the transfer books on July 31, 2007, holders will also receive a letter of transmittal with instructions for how to turn in their share certificates for payment. Thereafter, holders of the Series B Preferred Stock may obtain additional information by contacting the paying agent at 1-866-631-0175 or by writing to Wells Fargo Bank, N.A., Corporate Trust Services, Attn: M&A Processing, 625 Marquette Avenue, MAC N9311-110, Minneapolis, MN 55479.

Funds for the redemption will be deposited with the paying agent on or before the redemption date.

Old Stone at this time cannot give any assurance that there will be any future payments with respect to the Series B Preferred Stock that will remain outstanding following this partial redemption. Old Stone has reserved some proceeds of the award for estimated wind-down expenses and contingencies. The Board of Directors will review Old Stone’s situation from time to time over the next year to two years. If the Board of Directors determines that it can do so under applicable law, it may decide to effect a further redemption of a portion of the outstanding remaining fractional interests of the Series B Preferred Stock, plus accrued dividends, to the extent of available funds. There can be no guarantee, however, that any amounts will be left after payment of expenses or contingencies. If any amounts are distributed, whether by subsequent redemption or otherwise, no guarantee can be given as to the timing of such a distribution, and such payments may not be significant in amount.

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Any statements released by Old Stone Corporation that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include estimates of amounts payable to holders of the Corporation’s Preferred Series B stock, by redemption or otherwise, in the future, or the timing of any such payments. Forward-looking statements involve risks and uncertainties, which may affect the amount shareholders may ultimately receive. Old Stone Corporation does not undertake any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events. Further information regarding these and other risks is included in the company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007.